Exhibit 10.1

TERMINATION OF
AGREEMENT AND PLAN OF MERGER

THIS TERMINATION OF AGREEMENT AND PLAN OF MERGER (this “Termination Agreement”) is entered into as of August 16, 2023 (the “Termination Date”), by and between (i) Genesis Growth Tech Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), (ii) GGAC Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”), (iii) Eyal Perez, in the capacity as the representative for the stockholders of the SPAC in accordance with the terms and conditions of the Plan of Merger (defined below)(the “SPAC Representative”), (iv) William Kerby, in the capacity as the representative of the Company Shareholders in accordance with the terms and conditions of the Plan of Merger (the “Seller Representative”), and (v) NextTrip Holdings, Inc., a Florida corporation (the “Company”). The SPAC, Merger Sub, the SPAC Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan of Merger (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of May 22, 20231 (the “Plan of Merger”); and

WHEREAS, the Parties desire to terminate the Plan of Merger in accordance with Section 7.1(a) thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMINATION

1.	Termination of Plan of Merger. In accordance with Section 7.1(a) of the Plan of Merger, SPAC and Company hereby agree by mutual consent to terminate the Plan of Merger effective as of the date hereof. Pursuant to and in accordance with Section 7.2 of the Plan of Merger, the Plan of Merger has become void and no Party shall have any further obligations thereunder (except as expressly set forth in Section 7.2).

2.	Waiver; Release.

a.	SPAC, Merger Sub, and SPAC Representative, for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company and Seller Representative and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Plan of Merger, the Ancillary Documents, and the Merger (the “SPAC Released Claims”); provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Plan of Merger pursuant to the first sentence of Section 7.2; or (ii) set forth in this Termination Agreement (collectively, the “SPAC Released Claims”).

[1]	https://www.sec.gov/Archives/edgar/data/1865697/000121390023042723/ea179197ex2-1_genesis.htm

Termination of Agreement and Plan of Merger

b.	Company and Company Representative, for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge SPAC, Merger Sub and SPAC Representative and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Plan of Merger, the Ancillary Documents, and the Merger; provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Plan of Merger pursuant to the first sentence of Section 7.2; or (ii) set forth in this Termination Agreement (collectively, the “Seller Released Claims,” and together with the SPAC Released Claims, the “Released Claims”).

c.	Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

Termination of Agreement and Plan of Merger

3.	Public Announcements. The SPAC shall issue a Current Report on Form 8-K relating to this Termination Agreement hereto no later than the fourth (4th) Business Day after the date hereof (the “Form 8-K”). Prior to filing the Form 8-K, SPAC shall reasonably consult with Seller Representative and provide him with an opportunity to review and comment on such Form 8-K and shall consider any such comments in good faith. Thereafter, and except for such Form 8-K filing, except for disclosure or communication required by applicable Law or stock exchange rule, or in response to any request by any Governmental Authority, no Party shall issue any press release, public statement or public filing with respect to the other Parties, the transactions contemplated by the Plan of Merger and/or this Termination Agreement, without the prior written consent of the SPAC, in the case of the Company or Company Representative, or the Company in the case of the SPAC, SPAC Representative or Merger Sub; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, SPAC or Company, as applicable, shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response; and (ii) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith. Notwithstanding the above, nothing set forth in this Section 3 shall prohibit SPAC from making similar disclosures as set forth in the Form 8-K in other future filings, proxy statements or other documents filed with, or disclosed with, the Securities and Exchange Commission.

4.	Governing Law; Waiver of Jury Trial; Jurisdiction; Trust Account Waiver. Section 8.1, Section 9.4, Section 9.5, and Section 9.6 of the Plan of Merger are hereby incorporated by reference into this Termination Agreement, mutatis mutandis.

5.	Headings. The descriptive headings contained in this Termination Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

6.	Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

7.	Execution and Counterparts. This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.	Amendment. This Termination Agreement may only be amended in writing by the Parties.

9.	Expenses. Each Party hereby agrees to pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by such Party in connection with the Plan of Merger and the transactions contemplated thereby in accordance with the Plan of Merger.

[Signature Pages Follow]

Termination of Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The SPAC:

GENESIS GROWTH TECH ACQUISITION CORP.

By:	/s/ Eyal Perez
	Name:	Eyal Perez
	Title:	Chairman & CEO

The SPAC Representative:

Eyal Perez, solely in the capacity as the Purchaser Representative

By:	/s/ Eyal Perez

Merger Sub:

GGAC MERGER SUB, INC.

By:	/s/ Eyal Perez
	Name:	Eyal Perez
Title:

The Company:

NEXTTRIP HOLDINGS, INC.

By:	/s/ William Kerby
	Name:	William Kerby
	Title:	Chief Executive Officer

The Seller Representative:

William Kerby, solely in the capacity as the Seller Representative

By:	/s/ William Kerby

Termination of Agreement and Plan of Merger